                                                                      EXHIBIT 99

BUILDING MOMENTUM.  JCPenney has grown up with America.   We have provided
consumers with outstanding products and service at increasing values for generations.

We know about change. In our 95-year history, there have been many business cycles -- outstanding years, average years, disappointing years. But from each cycle, we have learned more. More about the customer. And more about the dynamics of retailing. In the process we have found new and more productive ways to manage and grow our business.

JCPenney has reinvented itself, generation after generation, to meet the challenges of the day, while always keeping an eye on what the future may hold.

As we approach the 21st century and the start of our second century in business, we are still moving at the speed of change. And as the pace of change accelerates, we are building momentum for even greater things to come.

                             FINANCIAL HIGHLIGHTS

($ in millions except per share data)      1996         1995          1994        1993        1992
-----------------------------------------------------------------------------------------------------
Total revenue                           $23,649       $21,419       $21,082     $19,578     $18,515

Earnings before business
 acquisition and consolidation
 expenses, net of tax                       793           838         1,057         944         777

 per share                                 3.17          3.33          4.05        3.53        2.95

Net income                                  565           838         1,057         940         777

 per share                                 2.25          3.33          4.05        3.53        2.95

EBITDA (1)                                2,198         2,200         2,485       2,331       2,068

EBITDA as a per cent of total
  revenue                                   9.3%         10.3%         11.8%       11.9%       11.2%

Total assets                             22,088        17,102        16,202      14,788      13,467

Dividends per share                        2.08          1.92          1.68        1.44        1.32

Capital expenditures                        790           749           544         459         494

Debt to capital ratio                      60.1%(2)      52.6%         53.1%       51.1%       53.2%

(1) Earnings before business acquisition and consolidation expenses, interest, taxes, depreciation and amortization, including intangibles.
(2)  Assumes the completion of the Eckerd transaction.

Revenue
----------------------------------------------------------------------------------------------------

                  1996 Actual                          1996 Pro Forma*
----------------------------------------------------------------------------------------------------

                             [GRAPHS APPEAR HERE]


JCPenney Stores      67%             JCPenney Stores        54%
Catalog              16%             Drugstores             30%
Drugstores           13%             Catalog                13%
Insurance             4%             Insurance               3%
----------------------------------------------------------------------------------------------------

*Includes sales for Eckerd and Fay's for the entire year.

                              TO OUR STOCKHOLDERS


                           ------------------------


                                 Photograph of
                            James E. Oesterreicher
                             and W. Barger Tygart



                           ------------------------

               James E. Oesterreicher, Chairman of the Board and
             Chief Executive Officer (left), and W. Barger Tygart,
                     President and Chief Operating Officer


JCPenney took major strides in 1996 to position the Company for profitable growth. By aligning our portfolio of businesses to match the Company's expertise in merchandising and marketing, we are creating opportunities to serve current and future customers better. And with each step, we are building momentum toward providing enhanced returns for you, our stockholders.

The management initiatives undertaken during the year reflect our commitment to focus our attention and resources on our key business areas with a goal of raising profitability and value for stockholders. Keeping our customer focus is crucial to our success.

The acquisitions we made in the drugstore sector during 1996, and the pending divestiture of most of our banking assets, reflect important customer demographic and lifestyle changes. They also have brought into sharper focus the key businesses that meet our criteria for market leadership: department stores, catalog, drugstores, and insurance.

We are determined to capitalize on our knowledge of the customer to intelligently market the entire array of products and services our businesses can offer.

JCPenney Stores, Catalog, Drugstores and our Insurance Group each offer unique products and services, with a common link: the customer. Much of the knowledge and expertise available to any one of our business segments can be harnessed and used for the benefit of the whole.

Our long and proud heritage stems from our experience in stores, and they continue to attract the attention worthy of our largest business segment. JCPenney is one of America's leading department stores, with sales of $15.7 billion in fiscal 1996. Our stores occupy key anchor positions in most premier shopping malls.

To continue to make our stores a destination for customers, we are committed to a store modernization program to reconfigure selected stores to increase net selling space and enhance the shopping experience. As with all capital investments, modernization's must meet the Company's investment hurdle rate.

We are sharpening our marketing message as evidenced by our new advertising theme: "JCPenney: I Love Your Style." We are moving forward with merchandising dominance through the JCPenney Home Store concept -- free-standing home-furnishing stores, currently in 17 locations, that allow us to exploit our strong market share in home lines while freeing space in our department stores for apparel lines.

Last year we succeeded in complementing our core department store and catalog operations with a greatly expanded presence in drugstores, a channel of distribution where we see growth opportunities.

The combination of Eckerd Corporation and Fay's Incorporated with our Thrift Drug unit gives us a leadership position in this increasingly important sector. We are fortunate to have a highly experienced, talented management team in our newly combined drugstore operation. The new team is headed by Frank Newman, chief executive officer of the combined operations, and includes management of both Thrift and Eckerd.

With 2,699 drugstores in 23 states, we now have the size, buying power, and geographic reach to compete effectively in an industry that is rapidly consolidating.

In Catalog, we are making progress in our program to make sophisticated use of our vast array of customer data. This is helping us target the more than 400 million catalogs we distribute each year to those customers who are most likely to purchase from them. At the same time, we are replacing our least profitable specialty catalogs with some promising new catalogs for 1997.

The JCPenney Insurance Group is the nation's No. 1 mass marketer of group life and health products and is a strong contributor to Company earnings. The Insurance Group has achieved strong growth in recent years by developing business relationships with major banks, retailers, and oil companies for marketing insurance products to their credit customers. It is also fueling growth by entering new markets and by adding non-insurance products, such as health-care discount programs. We believe our substantial new presence in the drugstore sector will yield attractive new opportunities to expand the offerings of non-insurance services.

The ability to underwrite the Company's growth and make opportunistic moves requires a strong financial foundation. We are proud to report that your Company remains in excellent financial health, with a strong balance sheet and substantial financial flexibility. Even with the additional debt we incurred as a result of our drugstore acquisitions in 1996, our debt ratings remain among the highest in the retail industry. Moreover, we are satisfied that our current debt profile appropriately reflects the changed characteristics of our portfolio of businesses.

The first half of 1996 was disappointing, and as we reacted to build our business aggressively, inventories rose to a level higher than needed to meet demand. This situation is being rectified, and we are optimistic about 1997. Reflecting that optimism, your Board of Directors declared a dividend increase of approximately three per cent on March 12, 1997. We are well positioned and determined to get better leverage beginning in 1997.

Earnings for the fiscal year ended January 25, 1997, before business acquisition and consolidation expenses were $793 million, or $3.17 per share on a fully diluted basis. These charges, which totaled $228 million net of tax, or 92 cents per share, included expenses primarily related to drugstore acquisitions. Including the effects of these charges, net income for 1996 was $565 million, or $2.25 per share. This compares with $838 million, or $3.33 per share for fiscal 1995. Revenues for 1996 were $23.6 billion, compared with $21.4 billion in 1995.

Looking ahead, our current capital plans call for spending more than $1 billion per year over the next three years, mostly for department stores, drugstores, modernizations that will help us maintain our competitiveness and our ability to generate attractive returns for stockholders.

The following pages highlight in greater detail the progress we are making and the steps we are taking to boost profitability in each business segment. To help investors monitor that progress, we are providing more detailed financial data for each business segment.

Just as important to our future success as our financial strength is our people. We are blessed with talented associates committed to serving the customers we depend on for our success.

W. R. Howell retired from the Board as the Company's sixth chairman. He was a dedicated leader, guiding the Company through many changes while keeping it focused on service, quality, and value. We pay tribute to his many achievements.

We are excited about the future and the ways in which we are building momentum. We appreciate your support and investment in JCPenney, and we are committed to providing you the return you expected when you placed your trust in us.

/s/ James E. Oesterreicher
-------------------------
James E. Oesterreicher
Chairman of the Board
and Chief Executive Officer

/s/ W. Barger Tygart
--------------------
W. Barger Tygart
President and
Chief Operating Officer



                             TRANSITION AT THE TOP



                               ----------------

                                 Photograph of
                                 W. R. Howell

                                ---------------


W. R. Howell retired as Chairman of the Board in January. His 38-year JCPenney career likely had its beginnings when he was a boy playing in the JCPenney store managed by his father in Claremore, Okla.

Mr. Howell's 13-year tenure as chairman leaves an indelible legacy of change and growth, encompassing the repositioning of JCPenney stores from mass retailer to department stores and the moving of the Home Office from New York to Texas. We gratefully acknowledge Mr. Howell's leadership and his dedication to preserving JCPenney's heritage and values in the midst of constant change.

                                   DEFINING

                            THE JCPENNEY DIFFERENCE


JCPenney's enduring franchise with consumers is built on the solid reputation of its department stores and catalog.

JCPenney Stores and Catalog market family apparel and footwear, accessories, and home furnishings. We are committed to providing customers exceptional value in every aspect of the shopping experience: merchandise quality, fashion, selection, price, customer service, shopping ease, and store ambiance.

We are determined to translate our sustained market leadership and successes with our customers into increased value for our stockholders.

JCPENNEY STORES.    With 1,225 stores located in all 50 states and Puerto Rico,
JCPenney is America's nationwide department store. JCPenney also has two stores in Mexico and one in Chile.

With quality merchandise and value pricing, we have achieved dominant market share in each of our major merchandise areas -- women's apparel and accessories, menswear, children's apparel, and home lines. Among other lines, JCPenney is the leading retailer for blouses, dresses, skirts, dress shirts, sleepwear, underwear, lingerie, towels, luggage, and window coverings.

DRIVING BUSINESS WITH PRIVATE BRANDS. Over the past decade, our private-brand programs have propelled JCPenney's repositioning as a department store. Private brands, developed in close cooperation with key suppliers, give us the ability to respond quickly to fashion trends and deliver quality merchandise at very competitive prices.

Several of our private brands compete head-to-head with the best national brands. The Original Arizona Jean Company(R), for example, was started from scratch in 1991 and today ranks as the No. 3 jeanswear brand in America. Likewise, our Worthington(R) private brand remains the No. 1 private brand of women's career sportswear, ranking third among all sportswear brands.

New or expanded lines introduced in 1996 produced some outstanding results. One of our brands, St. John's Bay(R), successfully expanded its line for women's casual sportswear from catalog into department stores. Also in Women's, the Jacqueline Ferrar(R) brand debuted a line of updated, high-quality career wear in many stores and in our new fashion catalogs. This brand produced strong double-digit sales growth for the year and is being expanded in 700 stores in 1997.

We are committed to providing customers exceptional value in every aspect of the shopping experience: merchandise quality, fashion, selection, price, customer service, shopping ease, and store ambience.

In Men's, the "business casual" movement continues to drive sales. Options by Stafford(R), a new selection of coordinated sportcoats, slacks, and vests, was a strong performer after being introduced in the second half of 1996 and is now being expanded to include shirts, ties, and other items.

Our Home division is combining our various labels in towels, sheets, bedding coordinates, bath accessories, and window coverings into one powerhouse private brand -- JCP Home Collection(R) --which becomes the largest brand in the soft-home industry.

A DESTINATION FOR NATIONAL BRANDS. In addition to offering our customers a selection of fine private brands, JCPenney is the nation's leading retailer for many well-known national brands, such as Nike(R), Levi's(R) and Levi's Dockers(R), Warner's(R), Vanity Fair(R), Oshkosh B'Gosh(R), and others.

Updated fashion offerings from our national-brand suppliers drove second-half sales in our Women's Apparel and Accessories divisions, and we expect that trend to continue in 1997. Joneswear, offered in a limited number of stores in 1996, will be rolled out to 350 stores in 1997. We have added Olga(R), a key department-store brand in bras, and as a result we now carry all of the top-selling bras in America.

Besides apparel and home merchandise, JCPenney stores feature an array of services that generate sales and bring customers into our stores -- from optical centers and photographic studios to the country's largest chain of department-store styling salons. And we offer a nationwide on-line gift registry for wedding, baby, and other special occasion gifts.

POSITIONED FOR PROFITABLE GROWTH. Going forward, we see many opportunities for leveraging our stores' strengths to produce profitable sales growth and increase stockholder value.

We are progressing with our store modernization efforts, which help create a more consistent store look and a first-class department-store shopping environment featuring wider aisles and better lighting. Updating stores, as well as recapturing space previously used for non-selling activities, is allowing us to increase net selling space and, ultimately, sales per square foot. Experience has shown that once a modernization is complete, sales gains for those stores outperform those stores that have not been updated.

We also have an opportunity to capture new business by opening or repositioning stores in areas of rapid population growth and by acquiring locations to strengthen our presence in desirable markets.

To exploit our strength in private brands, we have created a Brand Development organization within the Company. This team will work to ensure fashion consistency within our private brands and develop new merchandise offerings that exploit the strong name recognition our brands already enjoy with customers.

Sales in home lines have been boosted by the growth of JCPenney Home Stores -- free-standing stores averaging about 40,000 square feet that offer expanded lines of furniture and soft-home furnishings. There were 17 JCPenney Home Stores at the end of 1996, and we currently plan to open about 25 more each year over the next three years.

Another key area of opportunity is target marketing. The Company recently completed an extensive database marketing study of the shopping patterns of 90 million U.S. households. We have just begun to mine this data to identify areas of opportunity in market segments that have the most potential for future sales.

JCPENNEY CATALOG. Complementing the strengths of our department stores is the nation's largest catalog operation. Catalog desks are located in virtually all domestic JCPenney stores, in a number of our drugstores, and in stand-alone Catalog stores -- a total of 1,902 locations.

Catalog handles customer orders through the country's largest privately owned telecommunications network and six Catalog Fulfillment Centers.

At JCPenney, we view Catalog as an area of growing opportunity, particularly given the aging population, the ever-increasing emphasis Americans place on convenience, and the potential of electronic shopping.

During 1996, Catalog made several strategic moves to offset the recent surge in paper prices. Now that prices have stabilized, Catalog is poised to reap substantial benefits from these actions. Foremost is a more sophisticated marketing methodology that enables Catalog to target its mailings more effectively, putting our 400 million catalogs into the hands of customers who are most likely to purchase from them.

Stores and Catalog are working together to drive sales and satisfy customers. In 1996, store associates generated more than 600,000 catalog referral orders, providing more than 10 per cent of Catalog's sales volume. Catalog referrals allow JCPenney to achieve a better in-stock position than any other department store and keep our customers satisfied. Also, more than 60 per cent of the referral orders in 1996 were entered directly from a store point-of-sale terminal.

ACHIEVING GROWTH WITH EXPERTISE AND EXECUTION. Catalog is also pursuing opportunities in niche businesses that our stores are not in, including uniforms, bridal merchandise, and infants' furniture. Business-to-business catalog marketing, a natural extension of our profitable uniform business, will be another growth segment.

Extensive testing of the various electronic retailing formats positions Catalog to be ready when customers settle on the preferred platform. The current on-line shopping venture on our World Wide Web site (www.jcpenney.com), although still very small in sales volume, holds great potential as more customers turn to this form of shopping. And unlike many start-up Web operators, Catalog has the advantage of a strong fulfillment capability; we know we can meet our customers' expectations.

($ in millions)                       1996            1995                1994
--------------------------------------------------------------------------------

Stores and Catalog sales            $19,506         $18,711             $18,840

   % inc/(dec)                          4.2%           (0.7%)               7.2%

  Comp store % inc/(dec)                3.4%           (1.4%)               6.8%

FIFO gross margin as
   a % of sales                        30.1%           30.8%               31.9%

SG&A expenses as a % of sales          24.0%           24.4%               23.8%

Operating earnings                  $ 1,183         $ 1,199             $ 1,508
   as a % of sales                      6.1%            6.4%                8.0%

Number of retail stores               1,228           1,238               1,233

Retail stores gross
   square footage (millions)          117.2           114.3               113.0

Number of Catalog units               1,902           1,899               1,895
--------------------------------------------------------------------------------

                               ECKERD DRUGSTORES

                             CREATING OPPORTUNITY


                                ---------------

                                 Photograph of
                                 Eckerd Store

                                ---------------

Last year was a watershed in JCPenney's long and successful history in the drugstore business. With the acquisition of Eckerd Corporation, JCPenney moved into a leadership position in this rapidly consolidating industry. By acquiring Eckerd, we have created opportunities to better serve customers, leverage our merchandising strengths across our drugstores and other operations, and build on a larger platform for profitable growth to benefit our stockholders.

Drugstore sales in fiscal 1996 reached $3.1 billion. With the completion of the Eckerd acquisition in February, 1997 sales are expected to approach $10 billion. Comparable-store sales increased 7.7 percent in 1996 from the prior year.

The drugstore business is one that JCPenney knows well. For 28 years, we have operated Thrift Drug with consistently profitable results. Before the Eckerd acquisition, Thrift had grown into the nation's eighth-largest drugstore chain with the recent purchases of Kerr Drug in 1995 and Fay's in 1996. We now operate the fourth-largest drugstore chain with 2,699 stores in 23 states, in addition to our separate institutional and mail-order pharmacy businesses.

With the Eckerd acquisition, our drugstore operation has the scale and buying power to sell more merchandise and reduce marginal costs, increasing the cost-effectiveness of each sale. In the current drugstore climate, sales volume and market strength have become critical for offsetting margin pressures -- particularly in prescription drugs, where managed care and HMO plans are using their volume clout to demand lower prices.

Eckerd stores' locations in the Southeast and Sunbelt regions offered an excellent geographic complement to our Thrift presence in the Northeast and mid-Atlantic states. And like Thrift and our other recent acquisitions, Eckerd is the No. 1 or 2 drug retailer in all of the major markets it serves and has a widely recognized and respected name. By the fall of 1997, all of the Company's drugstores are expected to be under the Eckerd name.

Eckerd's customer base represented another excellent fit. Demographically, the Eckerd customer is also the JCPenney customer, and the combination of JCPenney, Thrift, and Eckerd gives us even stronger market presence. In addition, demographic changes -- specifically the growth of the senior population -- are generating increased demand for prescription drugs. Eckerd's strong presence in the Sunbelt leaves us well positioned in a growing region with a high retiree population.

By acquiring Eckerd, we have created opportunities to better serve customers, leverage our merchandising strengths across our drugstores and other operations, and build on a larger platform for profitable growth to benefit our stockholders.


                                 ------------

                                    Map of
                                  Drugstores

                                 ------------

In our outlook for Eckerd stores, we see opportunities to grow Eckerd's business in non-drug lines -- the "front-of-store" merchandise that represents 45 percent of revenue and 55 per cent of operating profit. Particularly in such categories as home accessories, bath-and-body products, and certain apparel merchandise, we will be able to leverage our merchandising strengths and add value to both Eckerd's and JCPenney's businesses.

Once Eckerd's operations are fully integrated into our existing drugstore operations, we believe cost savings should be at least $100 million per year.

In each of the next three years, we plan to open 200 to 300 drugstores, half of which will be relocations of current stores. The drugstore expansion and the addition of Eckerd's substantial customer file bring new marketing opportunities. We now have more outlets to reach customers where they want to shop -- which has always been a core philosophy of JCPenney. We currently have catalog order pickup locations in many Thrift Drug locations, and we are exploring this opportunity for our newly acquired drugstores. Marketing of JCPenney insurance products, including health-care discount services, may hold additional promise.

($ in millions)                         1996          1995           1994
----------------------------------------------------------------------------
Drugstores sales                       $3,147         $1,851        $1,540

  % increase                             70.0%          20.2%          9.0%


   Comp store % inc                       7.7%           5.5%          5.5%


FIFO gross margin
   as a % of sales                       22.5%          23.3%         23.5%


SG&A expenses as a % of sales            18.2%          19.6%         20.0%


Operating earnings                     $  135         $   68        $   54
   as a % of sales                        4.3%           3.7%          3.5%


Number of drugstores                    2,699            645           526

Drugstores gross square
  footage (millions)                     26.4            6.2           4.5
----------------------------------------------------------------------------

                               JCPENNEY INSURANCE

                               STEADY AS IT GROWS

                                ---------------

                                 Photograph of
                                  Toni Turner

                                ---------------

In 1996, the Insurance Group recorded its seventh consecutive year of record growth, as pre-tax operating earnings reached $186 million on revenues of $832 million. Over the past five years, pre-tax operating earnings have grown at an annual rate of approximately 20 per cent.

JCPenney Insurance Group operates several insurance companies -- chief among which is the JCPenney Life Insurance Company -- marketing life, health, and credit insurance in the United States and Canada. It also offers discount plans for health services, such as vision, dental, and prescription drugs. The Insurance Group now has more than 10 million policies and certificates in force.

The JCPenney Insurance Group is the No. 1 mass marketer of group life and health insurance products in the United States. Unhindered by the traditional agency distribution system (and its associated costs), the direct marketing approach provides greater flexibility for adding new products and services. The Insurance Group's programs reach the more than two-thirds of consumers who are not served by a personal insurance agent. The Insurance Group has developed extensive target marketing expertise for recognizing the buying habits of customers and the modeling capabilities for predicting customer responses. The result is superior marketing efficiency that translates directly into increased sales and greater retention of customers. This expertise has been successfully adapted for use in strategic business relationships with other companies, an area that has generated significant growth since 1990. The Insurance Group now has business relationships with more than 30 credit-card-issuing banks (including seven of the top 10), other retailers, and seven major oil companies.

Significant cost advantages from being part of our organization include leveraging JCPenney's purchasing ability and sharing data processing, networking systems, and other resources. With experience, flexibility, and unwavering focus on customer service, the Insurance Group looks forward to new opportunities as we move ahead.

($ in millions)                       1996             1995            1994
--------------------------------------------------------------------------------
Insurance revenue                   $  832            $  693          $  564

  % increase                          20.1%             22.9%           22.3%

Operating earnings                  $  186            $  157          $  127

  % increase                          18.5%             23.6%           18.7%

Distribution of revenues:
   JCPenney customers                 52.5%             61.2%           72.4%


   Banks, oil companies,
     and other customers              47.5%             38.8%           27.6%


Policies in force                     10.4               9.0             7.5

Life insurance in force             $9,990            $9,559          $8,780
--------------------------------------------------------------------------------